Exhibit 3.11

ARTICLES OF INCORPORATION

OF

GLACIER GUARANTY CORPORATION

The undersigned incorporators, in order to form an insurance corporation under the insurance laws and the general corporation laws set forth in the Vermont Business Corporation Act, certify as follows;

ARTICLE I

Name

The name of the corporation is Glacier Guaranty Corporation (the “Corporation”).

ARTICLE II

Registered Office and Agent

The initial registered office of the Corporation is located at 199 Main Street, P.O. Box 190, Burlington, VT 05402-0190, County of Chittenden, State of Vermont, and its initial registered agent at such address is Downs Rachlin Martin PLLC.

ARTICLE III

Purposes

The purposes of the Corporation are to engage in the business of insuring and reinsuring various types of risks as a captive insurer pursuant to Chapter 141 of Title 8 of the Vermont Statutes Annotated, conducting all activities necessary or incidental to the foregoing, and engaging in any other lawful business or activity.

ARTICLE IV

Operating Year

The initial operating year shall end on the 30th day of June.

ARTICLE V

Number of Shares

The aggregate number of shares the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, no par value.

ARTICLE VI

Classes

There are no classes of shares.

ARTICLE VII

Voting Rights

The common stock shall have unlimited voting rights.

ARTICLE VIII

Dissolution

The common stock is entitled to receive the net assets of the corporation upon dissolution.

ARTICLE IX

Shareholder Action Without a Meeting

Action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by the holders of at least a majority of all the shares entitled to vote on the action, and if each shareholder is given prior notice of the action proposed to be taken. Each action must be evidenced by one or more written consents describing the action taken, signed by the holders of at least a majority of all the shares and filed with the corporate records. Prompt notice of any action taken by less than unanimous written consent shall be given to all shareholders entitled to vote on such action.

ARTICLE X

Directors

The initial Board of Directors shall consist of three (3) persons. The names and mailing addresses of the members of the Board of Directors are:

Paula K. Belcastro	7000 Cardinal Place Dublin, OH 43017

Michael R. Nelson	7000 Cardinal Place Dublin, OH 43017

Julie S. Boucher	100 Bank Street, Suite 610 Burlington, VT 05401

ARTICLE XI

Limitation of Liability

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any act or omission as a director, based upon a failure to discharge his or her own duties in accordance with § 8.30 of the Vermont Business Corporation Act, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional or reckless infliction of harm on the Corporation or the shareholders, (iii) unlawful distributions voted for or assented to in violation of § 6.40 of the Vermont Business Corporation Act, or (iv) an intentional or reckless criminal act. If the Vermont Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Vermont Business Corporation Act, as so amended. No amendment to or repeal of this Article by the shareholders shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XII

Name and Address of Incorporators

The name and mailing address of the incorporators are:

Kathleen H. Davis 199 Main Street P.O. Box 190 Burlington, VT 05402-0190	/s/ Kathleen H. Davis

Kevin Moriarty 199 Main Street P.O. Box 190 Burlington, VT 05402-0190	/s/ Kevin Moriarty

Paul H. Ode, Jr. 199 Main Street P.O. Box 190 Burlington, VT 05402-0190	/s/ Paul H. Ode, Jr.

Dated at Burlington, Vermont, in the County of Chittenden, this 4th day of December, 2003.

VERMONT SECRETARY OF STATE

Location: 81 River Street Mail; 109 State Street

Montpelier, VT 05609-1104 (802) 828-2386

ARTICLES OF AMENDMENT

Name of corporation Glacier Guaranty Corporation

A corporation may amend its articles of incorporation at anytime to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required. If a corporation has not yet issued shares, its incorporators or board of directors may adapt one or more amendments to the corporation’s articles of incorporation.

The text and date of each amendment adopted.

Two amendments were adopted by Written Consent of the Shareholder of the Corporation effective on December 21, 2006:

1) To amend its Articles of Incorporation to replace Article I in its entirety with the following language:

The name of the Corporation is Glacier Corporation (the “Corporation”).

2) To amend its Articles of Incorporation to replace Article III in its entirety with the following language:

The purposes of the Corporation are to engage in any activity permitted under the Vermont Business Corporations Act and in any other lawful business or activity.

If the amendment provides for an exchange, reclassification, or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

N/A

If the amendment was adopted by the incorporators or board of directors, without shareholder action, make a statement to that effect and that shareholder action was not required.

N/A

If the amendment was approved by shareholders.

(A) the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and number of votes of each voting group represented at the meeting.

There are 100 shares entitled to vote. There are no separate voting groups.

(B) either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each voting group and a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

The amendment was passed by vote of the sole shareholder by Written Consent on December 21, 2006.

Signature	/s/ Paula K. Belcastro	Title	Vice President	Date	December ___, 2006
Paula K. Belcastro

$25.00 FEE MUST BE ATTACHED.

THIS APPLICATION MUST BE TYPEWRITTEN OR PRINTED AND MUST BE FILED IN DUPLICATE

OFFICE OF SECRETARY OF STATE

FILED______________________________________

fee of $______has been paid.

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